Exhibit 3.2
AMENDMENT TO THE BYLAWS OF

TOMI ENVIRONMENTAL SOLUTIONS, INC.

TOMI Environmental Solutions, Inc. (the "Corporation"), a corporation organized and existing under the laws of Florida, pursuant to the provisions of Sections 607.1020 and 607.0806 the Florida Business Corporation Act, adopt the following amendment to its bylaws:

FIRST: This amendment to the Corporation's bylaws (the "Amendment"), was approved and adopted by the board of directors by a unanimous written consent executed on January 29, 2016.

SECOND: The Board of Directors hereby declares it advisable and in the best interest of the Corporation that ARTICLE II, Section 2 of the Corporation's Bylaws be replaced as follows:

2. QUALIFICATIONS AND NUMBER. A director must be a natural person who is at least eighteen years of age, but need not be a shareholder, a citizen of the United States, or a resident of the State of Florida. The initial Board of Directors shall consist of 3 persons, which shall be the number of directors until changed. Thereafter, the number of directors shall not be less than 3 nor more than 7. The number of directors may be fixed or changed from time to time by the shareholders or the Board of Directors. If not so fixed, the number shall be 3. The number of directors shall never be less than one.

THIRD: That this Amendment shall be effective as of January 29, 2016.

IN WITNESS WHEREOF, TOMI Environmental Solutions, Inc. has caused this Amendment to be signed by Harold W. Paul, its Secretary, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this 29th day of January, 2016.

TOMI Environmental Solutions, Inc.

By:	/s/ Harold W. Paul
Harold W. Paul
Secretary